Exhibit 99.1

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies, Inc. Announces Closing of Partnership Transaction

RENO, Nev. December 19, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced that Ormat Nevada Inc. (Ormat Nevada), and ORPD LLC (ORPD), through OrLeaf LLC, a jointly established new subsidiary, entered into a partnership transaction with a financial investor that will allow us to efficiently monetize the federal tax incentives relating to five geothermal power plants located in eastern Nevada.

The transaction involves the McGinness Hills geothermal power plant complex, and the Tuscarora and Jersey Valley geothermal power plants which, prior to the transaction, were wholly owned by Ormat Nevada, as well as the Don A. Campbell phase 2 geothermal power plant which, prior to the transaction, was part of the ORPD portfolio jointly owned 63.25% by Ormat Nevada and 36.75% by Northleaf Geothermal Holdings LLC, an affiliate of Northleaf Capital Partners.

As part of the transaction, the five geothermal power plants were transferred to a newly established limited liability company, and the investor purchased membership interests in the company for an initial purchase price of $62.1 million and for which it will pay additional installments that are expected to amount to approximately $21 million through 2022. Ormat Nevada's share of the initial cash proceeds is $55.2 million.

“We are very pleased to announce the ongoing successful relationship with our capital partners, which started with the OPC transaction in 2011, continued with the ORTP transaction in 2013 and now continues with the financing of our East Nevada portfolio, in the current transaction,” said Mr. Isaac Angel, Chief Executive Officer of the Company. “This transaction allows us to efficiently monetize the federal tax incentives available to geothermal projects, such as Production Tax Credits, and generate value to our partners as well as to our shareholders.”

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 710 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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